EXHIBIT 12

                        PHH Corporation and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                                  (In millions)


                                                               Three Months Ended March 31,
                                                                1999                  1998
                                                          ---------------       ----------------


Income before income taxes                                $          80.7       $           98.2
Plus: Fixed charges                                                  85.1                   88.4
                                                          ---------------       ----------------

Earnings available to cover fixed charges                 $         165.8       $          186.6
                                                          ===============       ================

Fixed charges (1):
    Interest, including amortization of deferred
      financing costs                                                80.8                   85.4

    Interest portion of rental payment                                4.3                    3.0
                                                          ---------------       ----------------

Total fixed charges                                       $          85.1       $           88.4
                                                          ===============       ================


Ratio of earnings to fixed charges                                  1.95x                  2.11x



(1) Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). The substantial portion of interest expense incurred on debt is used to finance the Company's fleet leasing, mortgage services and relocation services activities.